Exhibit 2.2

AGREEMENT AND PLAN OF MERGER AND AMALGAMATION

AGREEMENT AND PLAN OF MERGER AND AMALGAMATION, dated as of February 22, 2011 between Los Gatos Limited, a Bermuda exempted company (“Los Gatos”) and Sunshine Silver Mines Corporation, a Delaware corporation (“DelCo”).

WHEREAS, the Boards of Directors of each of Los Gatos and DelCo have determined that it is advisable that Los Gatos be merged with and into DelCo (the “Merger”), on the terms and subject to the conditions contained herein and in accordance with the General Corporation Law of the State of Delaware and the Companies Act 1981 of Bermuda, as amended.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and in order to set forth the terms and conditions of the Merger and the mode of carrying the same into effect, Los Gatos and DelCo hereby agree as follows:

Section 1. The Merger. At the Effective Time (as defined in Section 2), Los Gatos shall be merged and amalgamated with and into DelCo, the separate corporate existence of Los Gatos shall cease, and DelCo shall continue as the surviving corporation (hereinafter sometimes referred to as the “Surviving Corporation”).

Section 2. Effective Time of the Merger. The Merger shall become effective immediately upon the filing of this Agreement or a Certificate of Merger relating to the Merger with the Secretary of State of the State of Delaware (the time of such filing being the “Effective Time”).

Section 3. Certificate of Incorporation and By-laws. The Certificate of Incorporation of DelCo, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law or such Certificate of Incorporation. The By-laws of DelCo, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation or such By-laws.

Section 4. Directors and Officers. The directors of DelCo immediately prior to the Effective Time as set out in Schedule I shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, and the officers of DelCo immediately prior to the Effective Time shall be the initial officers of the

Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

Section 5. Conversion of Shares. At the Effective Time, each issued and outstanding preferred share of par value US $0.01 and each issued and outstanding ordinary share of par value US $0.01 per share, of Los Gatos (“Los Gatos Common Stock”) shall, without any action on the part of Los Gatos or DelCo, be deemed converted into approximately 0.15517 issued and outstanding shares of the Common Stock, par value $0.001 per share, of DelCo (“DelCo Common Stock”), and each issued and outstanding share of DelCo Common Stock shall remain outstanding following the Effective Time. At the Effective Time, each holder of options to purchase Los Gatos Common Stock (each, a “Los Gatos Option”) shall, without any action on the part of Los Gatos or DelCo, be deemed to acquire options of DelCo to purchase DelCo Common Stock equal to approximately 0.15517 multiplied by the number of shares of Los Gatos Common Stock underlying such person’s Los Gatos Option, at an exercise price of $2.32 per share.

SECTION 6. Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written by their respective officers thereunto duly authorized.

LOS GATOS LIMITED

By:	/s/ Pearline McIntosh
Title: Director

ATTEST:

/s/ Samantha Hayward
Secretary

SUNSHINE SILVER MINES CORPORATION

By:	/s/ Michael Williams
Title: President

ATTEST:

/s/ Emily Goldberg
Secretary

SCHEDULE I

Initial Directors of DelCo:

Guy Weltsch

Michael Williams

Andrew Shapiro

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